UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 26, 2008

LITHIUM TECHNOLOGY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-10446	13-3411148
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5115 Campus Drive, Plymouth Meeting, PA	19462
(Address of Principal Executive Offices)	(Zip Code)

Our telephone number, including area code: (610) 940-6090

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of us under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(b), (c) On June 26, 2008 the Board of Directors of Lithium Technology Corporation (the “Company”) appointed Theo M.M. Kremers as the Chief Executive Officer of the Company. Mr. Theo Kremers, a director since April 2008, has over the past 25 years served as CEO & President for several European and US based IT and High Tech companies and also serves as Board Member for several other companies. Mr. Kremers has a Masters Degree in Electrical Engineering from the Technical University Eindhoven, the Netherlands.

Dr. Klaus Brandt, who has been serving as the Chief Executive Officer of the Company since May 2007, was appointed the Chief Technology and President of the Company as of June 26, 2008. Dr. Brandt will also continue to serve as Managing Director of LTC’s German subsidiary, Gaia Akkumulatorenwerke GmbH.

Item 8.01	Other Events

(a) On June 27, 2008, the Company issued a press release announcing the executive officer changes and a change in the focus of the Company’s business. A copy of the press release is attached as Exhibit 99.1.

The Company stated in the press release that its strategy going forward will be to focus on market recognition and operational excellence. The Company also announced in the press release that going forward the Company will discontinue its flat cell production at the Company’s headquarters in Plymouth Meeting, Pennsylvania. To allow the Company to focus all its efforts on cylindrical cells that are its core competency the Company announced that it will expand its present manufacturing capability in Germany and will seek opportunities including the formation of joint ventures to enable the supply of larger volumes of standardized cells and batteries.

(b) The Company reported in its Form 8-K dated April 28, 2008 that the Company intended to hold a meeting of its stockholders on June 16, 2008. Management of the Company is in the process of determining a new date for such stockholders meeting.

Item 9.01	Financial Statements and Exhibits

99.1	Press Release dated June 27, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, we have duly caused this report to be signed on our behalf by the undersigned hereunto duly authorized.

Date: June 27, 2008

LITHIUM TECHNOLOGY CORPORATION
(Registrant)

By:	/s/ Theo M.M. Kremers
Name:	Theo M.M. Kremers
Title:	Chief Executive Officer

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